Exhibit 10.20

ASTRONICS CORPORATION 2017 LONG TERM INCENTIVE PLAN
TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
(DIRECTOR)
THIS TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of ______________, 20__ (the “Grant Date”), is between Astronics Corporation, a New York corporation with a corporate office at 130 Commerce Way, East Aurora, New York 14052 (“Astronics” and, together with its Subsidiaries, the “Company”), and _____________________, a non-employee director of the Company (the “Director”).
WHEREAS, the Company wishes to provide the Director with an incentive to continue in the service of the Company and to acquire a meaningful, significant and growing proprietary interest in Astronics by providing him or her with the opportunity to own Company Stock;
NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the Director and the Company hereby agree as follows:
1.Grant of RSUs.
The Company hereby grants to the Director an Award of ________ Restricted Stock Units (“RSUs”). This Award represents the right to receive one share of Common Stock of Astronics (“Share”) for each RSU awarded under this Agreement, subject to the fulfillment of the vesting requirements and other terms and conditions set forth in this Agreement and the Amended and Restated Astronics Corporation 2017 Long Term Incentive Plan (“Plan”), which is incorporated into and made a part of this Agreement by reference.
Unless otherwise defined in this Agreement, the terms used in this Agreement have the meanings given them in the Plan.
2.Vesting.
(a)In General. The Director will vest in the RSUs subject to this Agreement in accordance with the following schedule:

Vesting Date	Vested Percentage
[SIX MONTHS FROM GRANT DATE]	100%

Except as otherwise set forth in this Agreement, if the Director’s service as a director of the Company terminates for any reason before reaching an applicable vesting date, any unvested RSUs will be automatically forfeited.
(b)Retirement. If the Director’s service as a director of the Company terminates on or after the date the Director attains age 60 for reasons other than death, Disability or termination by the Company for Cause (“Retirement”), the Director will vest in 100% of the RSUs awarded under this Agreement.
(c)Death or Disability. If the Director’s service as a director of the Company terminates on account of the Director’s death or Disability, the Director will vest in 100% of the RSUs awarded under this Agreement.
(d)Voluntary Termination. If the Director’s service as a director of the Company is voluntarily terminated by the Director for any reason other than on account of Retirement under Section 2(b), then the Director will forfeit any unvested RSUs under this Agreement.
(e)Cause. If the Director is terminated by the Company for Cause, all of the Director’s unpaid RSUs, both vested and unvested, will be forfeited and the Director will have no further rights to payment or settlement of the RSUs under this Agreement.
3.Settlement.
As soon as practicable, but no later than 60 days, following [VESTING DATE], the Company will issue to the Director (or to his or her beneficiary or estate, as the case may be) one whole Share for each vested RSU. Notwithstanding the previous sentence, if the Director’s service as a director of the Company terminates before [VESTING DATE], the Company will issue to the Director (or to his or her beneficiary or estate, as the case may be), one whole Share for each vested RSU, if any, as soon as practicable, but no later than 60 days, after the date the Director’s service as a director of the Company ceases.
4.Tax Withholding.
As a condition of this Award, the Director agrees to pay or make arrangements for the payment to the Company of the amount of any and all federal, state and local income and employment taxes that the Company determines it is required by law to withhold with respect to the RSUs. Payment will be due on the date the Company is required to withhold such taxes. Unless the Committee determines otherwise in its sole discretion, notwithstanding Section 7(b) the Company will satisfy the withholding requirement in accordance with Section 18 of the Plan by withholding from delivery to the Director, Shares having a value equal to the amount of tax required to be withheld.
5.Dividend Equivalents.
No dividend equivalents will be issued to the Director with respect to the RSUs granted under this Award.

6.Rights as Shareholder.
Neither the Director nor any transferee has any rights as a shareholder with respect to any Shares covered by or relating to this Award until the date the Director or transferee becomes the holder of record of the Shares.
7.Additional Conditions to Issuance of Stock.

(a)Compliance with Laws and Regulations. The Company is not obligated to issue or deliver any certificates evidencing Shares under this Award unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which Shares are listed.
(b)Restrictions on Transferability.
The Director acknowledges and agrees that the Shares issued on settlement of any vested RSUs are subject to a holding period requirement whereby the Director (or the Director’s beneficiary or estate, as the case may be) may not sell or otherwise dispose of the Shares until six months following the date of issuance of the Shares in settlement of the RSUs. The stock certificates evidencing the Shares issued in settlement of the RSUs may include one or more legends that set forth such restrictions on transferability as may apply to the Shares under this Agreement and the Plan. Alternatively, such restrictions may be enforced through such other methods as may be determined by the Company in its sole discretion, including by restrictions on electronic transfers from accounts.
8.Electronic Delivery.
The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or any future awards under the Plan by electronic means or request the Director’s consent to participate in the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
9.Agreement Severable.
If any provision in this Agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
10.Governing Law.
Except to the extent preempted by an applicable federal law, the Plan and this Agreement will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.

11.Non-Transferability of RSU.
This Award may not be transferred in any manner other than by will or by the laws of descent or distribution. Any purported transfer in violation of the preceding sentence will be void and of no effect.
12.Binding Effect.
This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties covered by the Agreement.

13.Tax Consequences.
The Director acknowledges that this Award will have tax consequences to the Director and that any and all such tax consequences are the sole responsibility of the Director. The Director should consult a tax adviser before accepting this Award or disposing of any Shares.
14.Risks.
The Director is advised that the value of the RSUs and the Shares acquired under the RSUs will fluctuate as the trading price of the Shares fluctuates. The Director exclusively accepts all risks associated with a decline in the market price of the Shares and all other risks associated with the holding of Shares. No amount will be paid to, or in respect of, the Director to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, the Director for such purpose.
15.Effect of Agreement.
The Director acknowledges that a copy of the Plan has been made available to him or her and represents that he or she is familiar with its terms and provisions (and has had an opportunity to obtain advice regarding this Award), and accepts this Award and agrees to be bound by its contractual terms as set forth in this Agreement and in the Plan. The Director agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to this Award. The Director understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time in accordance with its terms. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will prevail. Modifications to this Agreement may be made only in a written agreement executed by a duly authorized officer of the Company. The Director agrees at all times to abide by, and acknowledges that this Award is subject to, all applicable policies of the Company, including the Company’s insider trading policies and any recoupment or clawback policy, as may exist from time to time.

16.Section 409A.
All RSUs granted under this Agreement are intended to comply with or to be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and will be construed accordingly. However, the Company will not be liable to the Director or any beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Agreement that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.
17.Notices.
Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to General Counsel of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Director under this Agreement shall be in writing and addressed to the Director at the Director’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
18.Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
19.Data Privacy.
It is a condition of participation in the Plan and acceptance of this Award that the Director acknowledges and explicitly consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company holds certain personal information about the Director, including, but not limited to, the Director’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any awards granted, cancelled, purchased, vested, unvested or outstanding in the Director’s favor, for the purpose of managing and administering the Director’s Award under the Plan and this Agreement (“Personal Data”). The Director understands that the Company will transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Director’s RSUs. These recipients may be located in the United State or elsewhere. The Director authorizes them to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Director’s RSUs. The Director may, at any time, review Personal Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Director’s ability to participate in the Plan and receive Shares upon vesting in the RSUs.

ASTRONICS CORPORATION
By:                         (Signature)
Name: _______________________
Title: _______________________

DIRECTOR:
By:
    (Signature)
Name: ________________________